EXHIBIT 11
STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE




                                     Three months ended      Nine months ended
                                        September 30,          September 30,
                                     ----------------     ---------------------
                                     1997       1996        1997       1996
                                     ------------------   ---------------------
NET INCOME (LOSS)                 $  525,662  (4,337,061) 1,652,262  (3,779,098)
                                  ==========  ==========  =========  ==========
PRIMARY
Average shares outstanding         2,974,622   2,983,396  2,971,991   2,983,396
                                  ----------  ----------  ---------  ----------
Net effect of dilutive stock
  options -- based on the
  treasury stock method using
  average market price               219,726                207,855
                                  ----------  ---------- ----------  ----------
TOTAL                              3,194,348   2,983,396  3,179,846   2,983,396
                                  ==========  ========== ==========  ==========
PER SHARE AMOUNT                       $0.16      ($1.45)     $0.52      ($1.27)
                                  ==========  ========== ==========  ==========
FULLY DILUTED
Average shares outstanding         2,974,622   2,983,396  2,971,991   2,983,396

Net effect of dilutive stock
  options--based on the
  treasury stock method using the
  period-end market price, if it
  is dilutive more than 3%.          233,564                213,898
                                  ----------  ---------- ----------   ---------
TOTAL                              3,208,186   2,983,396  3,185,889   2,983,396
                                  ==========  ========== ==========   =========
PER SHARE AMOUNT                       $0.16      ($1.45)     $0.52      ($1.27)
                                  ==========  ========== ==========   =========

Earnings per share are computed based on the weighted-average number of common and dilutive common equivalent shares (stock options) outstanding, after giving retroactive effect for any stock dividends and splits.